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                                                                    EXHIBIT 99.1

                     ASYST TECHNOLOGIES ANNOUNCES PRICING OF
                         COMMON STOCK IN PUBLIC OFFERING

FREMONT, Calif., November 21, 2003 - Asyst Technologies, Inc. (Nasdaq:ASYT) today announced that it has priced an offering of 6 million shares of its common stock at $15.17 per share for estimated net proceeds to Asyst of approximately $86 million. The underwriters have a 30-day option to purchase up to 900,000 additional shares of common stock from the company solely to cover over-allotments, if any. All of the shares of common stock are being offered by the Company pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. Citigroup and Merrill Lynch & Co. are acting as the joint book-running managers for the offering, together with U.S. Bancorp Piper Jaffray and Adams, Harkness & Hill, Inc.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus can be obtained from the Prospectus Departments of Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, Brooklyn, NY 11220, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10080, or from Asyst (Attention: Investor Relations Department, Asyst Technologies, Inc., 48761 Kato Road, Fremont, CA 94538, phone (510) 661-5000).

ABOUT ASYST TECHNOLOGIES

Asyst Technologies, Inc. provides integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst's modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs.

This news release contains forward-looking statements regarding expectations as to the completion, timing and size of any public offering. A number of risks and uncertainties could cause actual events to differ from the company's expectations indicated by these forward-looking statements. These risks include successful closing with the underwriters, successful completion of the offering and other risks addressed in the company's periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.